Exhibit 7.04

[ENGLISH TRANSLATION]

SIMCERE PHARMACEUTICAL GROUP
2006 STOCK INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of the 11th day of September, 2012 (hereinafter called the “Date of Grant”), between Simcere Pharmaceutical Group, a corporation incorporated in the Cayman Islands (hereinafter called the “Company”), and Jinsheng Ren (hereinafter called the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Simcere Pharmaceutical Group 2006 Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Compensation Committee of the Board of Directors (hereinafter the “Committee”) has determined that it would be in the best interests of the Company and its shareholders to grant the restricted stock award provided for herein (the “Restricted Share Award”) to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Restricted Shares. The Company hereby grants to the Participant a Restricted Share Award consisting of 4,000,000 shares of the Restricted Shares (hereinafter called the “Restricted Shares”), on the terms and conditions of the Plan and additional the terms and conditions hereinafter set forth.  The Restricted Shares shall be vested in accordance with Section 2 of this Agreement and become nonforfeitable. The Participant shall pay the par value of the Restricted Shares, which is $0.01 per share, no later than the sale of the Restricted Shares.

2. Vesting.

(a) Subject to the Participant’s continued Employment with the Company, the Restricted Shares shall vest with respect to twenty percent (20%) of the Shares initially covered by the Restricted Shares on each of the first, second, third, fourth and fifth anniversaries of the Date of Grant and become nonforfeitable. Notwithstanding the foregoing, if any of the foregoing arrangement results in vesting a fraction of share, such fraction of share shall not be considered vested under this Agreement and shall be vested when the fractions of shares become a whole number as well as nonforfeitable.

(b) If the Participant’s Employment with the Company is terminated for any reason, the Restricted Shares shall, to the extent not then vested, be canceled by the Company without consideration in normal circumstances; provided however, upon approval of the Board of Directors of the Company (the “Board”) , the Restricted Shares may be accelerately vested.

(c) Notwithstanding any other provisions of this Agreement to the contrary, the Restricted Shares shall, to the extent not then vested and not previously forfeited, become fully vested and exercisable immediately prior to a Change in Control.

3. Certificate. Certificates evidencing the Restricted Shares shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the vesting of such Restricted Shares pursuant to Section 2.  As a condition to the receipt of this Restricted Share Award, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Shares. No certificates shall be issued for fractional Shares.  Notwithstanding anything to the contrary, the Company has the option to acknowledge the Restricted Shares via non-bookkeeping means.

4.  Rights as a Shareholder. The Participant shall be the record owner of the Restricted Shares until or unless such Restricted Shares are forfeited pursuant to Section 2 hereof, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares. Without limiting the generality of the foregoing, (i) no cash or in-kind dividends or other distributions shall be paid with respect to the Restricted Shares which have not previously vested, and (ii) the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 7 hereof. As soon as practicable following the vesting of any Restricted Shares pursuant to Section 2, certificates for the Restricted Shares which shall have vested shall be delivered to the Participant or to the Participant’s legal guardian or representative along with the stock powers relating thereto.

5. Legend on Certificates. The certificates representing the Shares purchased by exercise of the Restricted Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable U.S. federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6. No Right to Continued Employment. The granting of the Restricted Shares evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.

7. Transferability. The Restricted Shares may not, at any time prior to becoming vested pursuant to Section 2, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Restricted Shares to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

8. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Shares, its exercise or any payment or transfer under or with respect to the Restricted Shares and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. Hereon, the Company specifically suggests the Participant advise its tax consultant with respect to tax matters regarding the vest of the Restricted Shares.

9. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

12. Restricted Share Award Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Share Award and the Restricted Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

Simcere Pharmaceutical Group

/s/ Haibo Qian
By: Haibo Qian
Its: Secretary to the Board of Directors

Participant

/s/ Jinsheng Ren
Name: Jinsheng Ren